CONTACT:
Robert Travis	Scott Larson
Investor Relations	Press Inquiries
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3432	978-250-3433
bob.travis@sycamorenet.com	scott.larson@sycamorenet.com

SYCAMORE NETWORKS ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2012 REVENUE

Board of Directors Approves Special Cash Distribution of $10.00 Per Share

CHELMSFORD, Mass., September 20, 2012 – Sycamore Networks, Inc. (NASDAQ: SCMR) today announced revenue for its fiscal fourth quarter and year ended July 31, 2012 of $16.8 million and $57.3 million, respectively. This compares to $13.0 million and $48.7 million for the comparable 2011 fiscal periods. All revenues were derived from sales of the Company’s Intelligent Bandwidth Management products and services.

The Company ended the year with cash, cash equivalents and short and long-term investments of $439.4 million compared to $441.4 million at July 31, 2011.

Full financial results for the Company’s fourth quarter and fiscal year 2012 are pending completion of impairment testing for long-lived assets, which the Company is periodically required to assess. The Company expects that charges, if any, would be non-cash and are estimated not to exceed $2.0 million.  After completion of this analysis, the Company expects to release its final financial results within its required filing deadlines.

The Company also announced that, on September 19, 2012, its Board of Directors approved a special cash distribution of $10.00 per share of common stock. The cash distribution will be paid on October 11, 2012 to stockholders of record as of October 1, 2012. In accordance with NASDAQ Rule 11140(b), the ex-dividend date will be October 12, 2012, the first business day following the payment date for the cash distribution.

About Sycamore Networks
Sycamore Networks, Inc. (NASDAQ: SCMR) develops and markets intelligent bandwidth management solutions for fixed line and mobile network operators worldwide.  We also develop and market a mobile broadband solution designed to help mobile operators reduce congestion in mobile access networks.  Sycamore products enable network operators to efficiently and cost-effectively provision and manage network capacity to support a wide range of converged services such as voice, video and data.  Our global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

Caution Regarding Forward-Looking Statements
We wish to caution you that certain matters discussed in this news release may constitute “forward-looking statements,” as defined under the federal securities laws.  Risks and uncertainties relating to the Company’s business could cause actual events and results to differ materially from those stated or implied in such statements.  Potential risks and uncertainties include, among others, the Company’s reliance on a limited number of customers; industry pricing pressures; the Company’s decision to focus future development efforts on mobile broadband optimization opportunities; the high cost of product development and keeping pace with evolving features and technologies desired by customers; unexpected difficulties in developing and marketing new mobile broadband optimization products; the inability of new products to achieve market acceptance or to function as expected; the consolidation of both suppliers and customers in the telecommunications marketplace; possible changes to the Company’s business in connection with consideration of strategic options to enhance shareholder value; and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the section entitled "Risk Factors" in the Company's  reports filed on Forms 10-Q and 10-K with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.